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                       November 7, 2022

       Shawn D. Rochester
       President and Chief Executive Officer
       Minority Equality Opportunities Acquisition Inc.
       100 Executive Court
       Waxahachie, TX 75165

                                                        Re: Minority Equality
Opportunities Acquisition Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 28,
2022
                                                            File No. 001-40756

       Dear Shawn D. Rochester:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction
       cc:                                              M. Ali Panjwani